Exhibit 99.B(28)(e)(2)

DISTRIBUTION SERVICES AGREEMENT

THIS DISTRIBUTION SERVICES AGREEMENT is made as of November 14, 2008 by and between PFPC DISTRIBUTORS, INC., a Massachusetts corporation (“Distributor”), and MOTLEY FOOL ASSET MANAGEMENT, LLC, a Delaware limited liability corporation (“Advisor”).

W I T N E S S E T H:

WHEREAS, Advisor, which shall be a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), shall be the adviser to the The Motley Fool Funds Trust (the “Trust”), an investment company which shall be registered under the Investment Company Act of 1940 (“1940 Act”) with multiple series or portfolios (each a “Fund” and collectively, the “Funds”),

WHEREAS, the Trust shall be authorized to issue an unlimited number of shares of beneficial interests and is engaged in a continuous public offering of such shares (“Shares”); and

WHEREAS, Distributor is a registered broker-dealer under the Securities Exchange Act of 1934 (the “Exchange Act”) and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and, pursuant to an Underwriting Agreement with the Trust effective as of November 14, 2008, shall serve as principal underwriter for the Funds;

WHEREAS, Distributor agrees to license and register certain employees of Advisor with FINRA as registered representatives of Distributor and provide certain services with respect to such registered representatives and to provide certain services with respect to Shares of the Funds as requested by Advisor; and

WHEREAS, Advisor agrees to perform certain services for Distributor with regard to the supervision of the registered representatives;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions.

As used in this Agreement:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “1940 Act” has the meaning provided in the recitals to the Agreement.

(d)                                 “Affiliate” means, when used with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under the common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

(e)                                  “Authorized Person” means any officer of Advisor and any other person duly authorized by the Trust’s Board of Trustees or Advisor’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Trust or Advisor.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(f)                                    “FINRA” means the Financial Industry Regulatory Authority, Inc.

(g)                                 “Intellectual Property Rights” means copyright rights, patent rights, trade secret rights, and any other proprietary or intellectual property rights recognized in any jurisdiction in the world.

(h)                                 “Oral Instructions” mean oral instructions received by Distributor from an Authorized Person or from a person reasonably believed by Distributor to be an Authorized Person.  Distributor may, in its sole discretion, in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(i)                                     “Registration Statement” means any Registration Statement and any Prospectus and any Statement of Additional Information relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

(j)                                     “SEC” has the meaning provided in the recitals to the Agreement.

(k)                                  “Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

(l)                                     “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by Distributor to be an Authorized Person) and received by Distributor, or (ii) trade instructions transmitted (and received by Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Duties and Obligations of Distributor.

(a)                                  At the request of Advisor, Distributor agrees to register certain designated employees of Advisor or its Affiliates as its registered representatives (such employees shall hereinafter be referred to as “Advisor RR’s”) and maintain their licensed status in accordance with FINRA rules and regulations and, in connection therewith, to provide the following services:

(i)                                     Submit Forms U-4 and fingerprint cards to FINRA and process the renewals and terminations of Advisor RRs.

(ii)                                  Provide ongoing compliance updates for Advisor RR’s regarding, among other things, written correspondence and other communications with the public;

(iii)                               Prepare materials and training for compliance with FINRA continuing education requirements;

(iv)                              Provide supervision of the activities of Advisor RR’s, which includes conducting office inspections, to ensure compliance with FINRA’s Rules of Conduct (or other applicable self regulatory organization) and the written policies and procedures of Distributor; and

(v)                                 Administer and monitor Advisor RRs’ compliance with FINRA Continuing Education requirements, including administering the Firm Element requirements and monitoring the Advisor RR’s completion of the Regulatory Element, and holding annual compliance meetings as required by FINRA.

Distributor reserves the right, in its sole discretion, to refuse to register, or maintain the registration of, any individual as its registered representative.  Distributor will not license a person as an Advisor RR unless and until Distributor has electronic access to all of the individual’s incoming and outgoing electronic communications, including internal communications (“Electronic Communications”), via its email retention and archival system, in compliance with Rule 17a-4 of the 1934 Act.

(b)                                 Distributor hereby grants to Advisor a limited, nonexclusive, nontransferable right to access and utilize the Principal Review web portal and software system for the review and submission of advertising and sales literature (“Principal Review System”) and such license shall immediately be terminated with the termination of this Agreement.  No right is granted for use of the Principal Review System by any third party affiliated with the Advisor unless such third party is approved in advance by Distributor.  Distributor and its suppliers reserve all rights in the Principal Review System and related documentation not expressly granted to Advisor herein.  Distributor and its suppliers will continue to own all of their respective right, title, and interest in and to the Principal Review System, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets and other related legal rights utilized in connection with the services provided to the Advisor or Trust and their respective Intellectual Property Rights therein.  Advisor or the Trust, as appropriate, will own its respective right, title, and interest in and to any and all data, information, records, files, input materials, reports, and forms received, maintained, computed, stored, processed, created, or generated on or by the Principal Review System.

(c)                                  Distributor will perform the following services with regard to advertising and sales literature submitted by Advisor through the Principal Review System, which shall not be considered legal advice:

(i)                                     Review advertising and sales literature (including content with respect to the Funds and the information on the Trust’s website) to ensure compliance with FINRA rules and SEC advertising, sales and marketing regulations (“Marketing Regulations”) subsequent to or concurrent with review of the materials by Advisor (Distributor may rely upon the accuracy of any information provided by Advisor for such marketing materials without inquiry);

(ii)                                  Provide Advisor with access to and training on the Principal Review System described in subsection (b) above;

(iii)                               File advertising and sales literature with FINRA as required by the applicable rules and regulations;

(iv)                              Prepare responses to FINRA comments on advertising and sales literature for review by Advisor;

(v)                                 Provide Advisor with Distributor’s summary of FINRA and SEC’s Marketing Regulations;

(vi)                              Annually, or as reasonably requested, train Advisor personnel regarding the current FINRA and SEC Marketing Regulations; and

(vii)                           Retain all approved materials and approval letters as required by FINRA and SEC Rules, and make these materials available to Advisor, FINRA or the SEC, as needed.

(viii)                        Advisor acknowledges and agrees that Distributor’s services hereunder are not, and shall not be construed as, constituting legal advice or the provision of legal services for or on behalf of the Advisor or any other person.  Distributor’s review of sales literature under this Section 2 is subject to the review and approval of the Trust or its counsel and the Advisor and its counsel, as appropriate.

(d)                                 Distributor represents and warrants to Advisor that:

(i)                                     it is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power under the laws of such state to conduct its business as now being conducted and to perform its obligations as contemplated by the agreement;

(ii)                                  this agreement has been duly authorized by Distributor and, when executed and delivered by Distributor, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)                               it is registered as a broker-dealer under the 1934 Act and is a member of FINRA and agrees to abide by all rules and regulations of FINRA, including without limitation, its NASD Conduct Rules;

(iv)                              it will immediately notify Advisor in the event of its expulsion or suspension by FINRA; and

(v)                                 it will undertake to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Distributor hereunder.  Except as specifically set forth herein, Distributor assumes no responsibility for such compliance by Advisor or any Fund or any other entity.

3.                                      Duties and Obligations of Advisor.

(a)                                  Advisor represents and warrants to Distributor that:

(i)                                     it is registered as an investment adviser under the Advisers Act and has a valid investment advisory agreement with the Trust;

(ii)                                  it is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite power under the laws of such state to conduct its business as now being conducted and to perform its obligations as contemplated by the agreement;

(iii)                               this agreement has been duly authorized by Advisor and, when executed and delivered by Advisor, will constitute a legal, valid and binding obligation of Advisor, enforceable against Advisor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(iv)                              the terms of this Agreement and any other agreements, including but not limited to any fee arrangements between Distributor and Advisor, have been disclosed to the Board of Trustees of the Trust.

(b)                                 In connection with Advisor RR’s, Advisor agrees to provide the following services:

(i)                                     Identify persons who will become Advisor RR’s and assist Distributor in ascertaining that such persons meet all requirements established for being registered with the SEC, FINRA and relevant state securities commissions;

(ii)                                  Provide an individual(s) who will be licensed and registered as a Supervisory Principal of Distributor with FINRA, who will be responsible for the day-to-day supervision of the activities of Advisor RR’s to ensure compliance with the Securities Laws, including, but not limited to, the NASD Conduct Rules of FINRA, and the written policies and procedures of Distributor.  Advisor will provide a sufficient number of individuals to be licensed as Supervisory Principals so that no Supervisory Principal is responsible for supervising more than eight (8) Advisor RR’s;

(iii)                               Report complaints, arbitrations, litigation, or investigations and examinations by the SEC or FINRA, involving or pertaining to an Advisor RR to Distributor and consult with Distributor concerning the manner in which such matters will be addressed;

(iv)                              Provide Distributor with copies of, or access to, any documents that Distributor may reasonably request in connection with the services it provides in connection with Advisor RR’s and notify Distributor as soon as possible of any matter materially affecting Distributor’s performance of services in connection with Advisor RR’s; and

(v)                                 Ensure that all Electronic Communications received or sent by Advisor RR’s are captured and retained in compliance with Rule 17a-4 of the 1934 Act and deliver all such Electronic Communications electronically to Distributor’s email retention and archival system in a manner specified by Distributor or as otherwise agreed to by the parties.

4.                                      Compensation.

(a)                                  As compensation for services rendered by Distributor during the term of this Agreement, including the services relating to any Advisor RR’s, Advisor will pay, or cause the Trust or the Trust’s sponsor to pay, to Distributor a fee or fees as may be agreed to from time to time in writing (the “Fee Letter”) which is incorporated into this Agreement and may be amended from time to time.

(b)                                 Advisor hereby represents and warrants to Distributor that (i) the terms of this Agreement and the Fee Letter; (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to Distributor, to Advisor or sponsor to the Trust or to any Affiliate of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by Distributor to sponsor or Advisor or Affiliate of the Trust relating to or in connection with this Agreement, have been fully disclosed to the Board of Trustees of the Trust, if required by law, and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, the Fee Letter, any such fees and expenses, and any such benefits.

5.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, Distributor shall act only upon Oral Instructions or Written Instructions.

(b)                                 Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Distributor to be an Authorized Person) pursuant to this Agreement.  Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of Advisor or with any vote, resolution or proceeding of Advisor’s Board of Directors, unless and until Distributor receives Written Instructions to the contrary.

(c)                                  Advisor agrees to forward to Distributor Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Distributor or its Affiliates) so that Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Distributor’s ability to rely upon such Oral Instructions.  Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Advisor, the Trust or any Fund in acting upon such Oral Instructions or Written Instructions, provided that Distributor’s actions comply with the other provisions of this Agreement.

(d)                                 Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Advisor shall incur no liability to the Trust or any Fund in acting upon such Oral Instructions or Written Instructions provided that Advisor’s actions comply with the other provisions of this Agreement.

6.                                      Right to Receive Advice.

(a)                                  Advice of the Trust or Advisor.  If Distributor is in doubt as to any action it should or should not take, Distributor may request directions or advice, including Oral Instructions or Written Instructions, from the Trust or Advisor.

(b)                                 Advice of Counsel.  If Distributor is in doubt as to any question of law pertaining to any action it should or should not take, Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the advisor for any Fund or Distributor, at the option of Distributor).

(c)                                  Conflicting Advice.  In the event of a conflict between directions, advice, Oral Instructions or Written Instructions Distributor receives from the Trust or the Advisor on the one hand, and the advice it receives from counsel on the other hand, Distributor may rely upon and follow the advice of counsel.

(d)                                 Protection of Distributor.  Distributor shall be protected in any action it takes or does not take in reliance upon directions, advice, Oral Instructions or Written Instructions it receives from the Advisor, Trust or any Fund, or in reliance upon advice from counsel and which Distributor believes, in good faith, to be consistent with such directions, advice, Oral Instructions or Written Instructions.  Nothing in this section shall be construed so as to impose an obligation upon Distributor (i) to seek such directions, advice, Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Distributor’s properly taking or not taking such action.

7.                                      Records; Visits.

(a)                                  Any books and records pertaining to Advisor or the Trust kept under this Agreement, that are in the possession or under the control of Distributor, shall be the property of Advisor and such Trust, as applicable.  Such books and records shall be prepared and maintained as required by the applicable Securities Laws and other rules and regulations including NASD Conduct Rules of FINRA.  Advisor and Authorized Persons shall have access to such books and records at all times during Distributor’s normal business hours.  Upon the reasonable request of Advisor or any Fund, any books and records shall be provided by Distributor to Advisor or to an Authorized Person, at Advisor’s reasonable expense.

(b)                                 Upon termination of this Agreement, all documents (including any tangible media) related to this Agreement or the services provided hereunder shall be handled as follows:

(i)                                     Each party shall retain the documents it is required by law to maintain;

(ii)                                  Documents shall be returned to the party that owns the documents to the extent such party so requests, or destroyed to the extent such party requests destruction; provided that any request for return or destruction is made within 90 days after the termination of this Agreement;

(iii)                               All documents related to this Agreement or the services provided hereunder retained by a party after termination of this Agreement, that contain Confidential Information of the other party shall be maintained subject to the provisions of Section 8 of this Agreement;

(iv)                              Either party may request a copy of any document related to this Agreement or the services provided hereunder retained by the other party after termination of this Agreement; provided that the party making the request reimburses the other party for the reasonable copying cost; and

(v)                                 Notwithstanding any other provision of this Section 7(b), any document related to this Agreement or the services provided hereunder, retained by a party after termination of this Agreement may be destroyed by such party according to its normal records destruction schedule, provided that such schedule is consistent with applicable law.

8.                                      Confidentiality.

(a)                                  Each party shall hold any and all information relating to the other party’s business (“Confidential Information”) in strictest confidence and shall use and permit use of Confidential information solely for the purposes of this Agreement.  Without limiting the generality of the foregoing, any party receiving Confidential Information of the other party shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Confidential Information as the receiving party employs with respect to its own Confidential Information.  Confidential Information includes, but is not limited to:

(i)                                     any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Trust, Advisor or Distributor, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)                                  any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, Advisor or Distributor (or their respective Affiliates) a competitive advantage over its competitors;

(iii)                               all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(iv)                              anything designated as confidential.

(b)                                 Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to the confidentiality obligations hereunder if it:

(i)                                     is already known to the receiving party at the time it is obtained;

(ii)                                  is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                               is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)                              is released by the protected party to a third party without restriction;

(v)                                 is requested or required to be disclosed pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)                              is relevant to the defense of any claim or cause of action asserted against the receiving party;

(vii)                           is Fund information provided by Distributor in connection with an independent third party compliance or other review;

(viii)                        needs to be released by Distributor in connection with the provision of services under this Agreement; or

(ix)                                has been or is independently developed or obtained by the receiving party.

(c)                                  Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that (i) it will comply with Regulation S-P and the Act with respect to such information, and (ii) it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to furnish the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

(d)                                 The provisions of this Section 8 shall survive termination of this Agreement for a period of three (3) years after such termination.

9.                                      Standard of Care/Limitations of Liability.

(a)                                  Distributor shall be under no duty to take any action hereunder on behalf of the Advisor except as specifically set forth herein or as may be specifically agreed to by Distributor and the Advisor in a written amendment hereto.

(b)                                 Subject to the terms of this Section 9, Distributor shall be liable to the Advisor (or any person or entity claiming through the Advisor) for damages only to the extent caused by (i) Distributor’s own intentional misconduct, bad faith, negligence or reckless disregard in the performance of its obligations or duties under this Agreement, or in its compliance or failure to comply with the laws, rules and regulations applicable to it in connection with its activities hereunder, or (ii) Distributor’s reckless disregard of it s obligations or duties under this Agreement (collectively, the “Standard of Care”).

(c)                                  Distributor’s liability to the Advisor or any person or entity claiming through the Trust for any losses, claims, suits, controversies, breaches or damages of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (each a “Loss”) shall not exceed the fees received by Distributor for services provided hereunder during the fifteen (15) months immediately prior to the date of such Loss.

(d)                                 Distributor shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(e)                                  Distributor shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which Distributor reasonably believes to be genuine and authorized by the Advisor.  Distributor shall not be liable for any damages that are caused by actions or omissions taken by Distributor in accordance with Written Instructions, Oral Instructions or advice of counsel.  Distributor shall not be liable for any damages to the extent arising out of any action or omission to act by any prior service provider of the Advisor or the Trust or for any failure to discover any such action or omission.

(f)                                    Neither Distributor nor its Affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by Distributor or its Affiliates.

(g)                                 Any claims (including the filing of a suit or, if applicable, commencement of arbitration proceedings) must be asserted by the Advisor against Distributor or any of its Affiliates within twelve (12) months after the Advisor becomes aware of the claim or is informed of specific facts that should alert it that a basis for such a claim might exist.

(h)                                 Each party shall have a duty to mitigate damages for which the other party may become responsible.

(i)                                     This Section 9 shall survive termination of this Agreement.

10.                               Indemnification.

(a)                                  Unless Distributor fails to meet its Standard of Care (as defined in Section 9(b) above), Advisor agrees to indemnify and hold harmless Distributor and its Affiliates and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, and their respective directors, officers, agents and employees from and against all claims, costs, expenses, losses, damages, charges, payments and liabilities of any sort or kind (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent caused by:  (i) any action or omission to act by any prior service provider of Advisor;  (ii) any action taken or omitted to be taken by Distributor in connection with this Agreement or the provision of services to Advisor under this Agreement;  and (iii) any action taken by Advisor RR’s acting as a registered representative of Distributor.

(b)                                 Subject to the limitations of liability set forth in Section 9 of this Agreement, Distributor agrees to indemnify, defend and hold harmless Advisor and its Affiliates and their respective officers, directors, and employees, from all taxes, charges, expenses, assessments, claims, suits, actions, damages, losses, obligations, costs and liabilities (including without limitation, reasonable attorney’s fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent caused by Distributor’s failure to meet its Standard of Care under this Agreement.

(c)                                  In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify, defend or hold harmless a party, entitled to indemnification hereunder (the “Indemnified Party”), the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation.  The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of indemnification hereunder, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim.  In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party.  The Advisor agrees promptly to notify Distributor of the commencement of any litigation or proceedings against the Advisor or any Fund or any of their officers or trustees in connection with the issue and sale of any Shares.  The Indemnified Party will not confess or settle any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(d)                                 This Section 10 shall survive termination of this Agreement.

11.                               Duration and Termination.

This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms.  This Agreement is terminable without penalty, on at least sixty (60) days’ prior written notice, by either party.  Subject to Section 15, this Agreement will terminate automatically in the event the Underwriting Agreement between the Trust and the Distributor dated November 14, 2008 is terminated.  In the event the Advisor gives notice of termination, all actual expenses incurred by Distributor associated with movement (or duplication) of records and materials and conversion thereof to a successor underwriter or other service provider will be borne by the Advisor.

12.                               Notices.

All notices hereunder shall be given in writing and delivered in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To Distributor:

PFPC Distributors, Inc.

760 Moore Road

King of Prussia, PA 19406

Attention: President

With a copy to:

Jodi Jamison

Chief Legal Officer

PFPC Distributors, Inc.

301 Bellevue Parkway

Wilmington, DE 19809

To Advisor:

Motley Fool Asset Management, LLC

2000 Duke Street, Suite 175

Alexandria, VA 22314

Attention:  President

If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

Each party may change its address by giving notice as herein provided.

13.                               Amendments.

This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by both parties.

14                                  Assignment.

Neither party may assign any interest in this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld); except that Distributor may assign its interest in this Agreement to any majority-owned direct or indirect subsidiary of Distributor or of The PNC Financial Services Group, Inc., provided that (i) Distributor gives Advisor 30 days’ prior written notice thereof, and (ii) the Distributor’s Underwriting Agreement with the Trust is assigned contemporaneously to the same entity.

In the case of any assignment by Distributor, (A) Distributor or its assignee will permit Advisor to conduct reasonable due diligence on the assignee at least similar to that conducted on Distributor in connection with this Agreement; provided that, if the assignment is pursuant to (A) above, Distributor may complete the assignment without the consent of Advisor and whether or not such due diligence has been completed at the time of the assignment, and (B) Distributor covenants that the assignee has a capacity materially similar to the capacity of Distributor to fulfill its obligations under this Agreement.  Distributor or its assignee will reasonably cooperate with any Advisor due diligence on the assignee referred to in the preceding sentence, including but not limited to, by providing information promptly upon request and by permitting appropriate site visits upon reasonable notice.

15.                               Non-Solicitation.

During the term of this Agreement and for one year thereafter, the Advisor shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of Distributor’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a Distributor employee by the Advisor if the Distributor employee was identified by such entity solely as a result of the Distributor employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

16.                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

17.                               Further Actions.

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

18.                               Miscellaneous.

(a)                                  Entire Agreement.  This Agreement and the related Fee Letter embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)                                 No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Advisor agrees not to adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without the prior written approval of Distributor, which approval shall not be unreasonably withheld or delayed.

(c)                                  Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)                                 Information.  Advisor will provide such information and documentation as Distributor may reasonably request in connection with services provided by Distributor to Advisor or any Fund.

(e)                                  Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof except the Trust and each of the Funds.

(h)                                 No Representations or Warranties.  Except as expressly provided in this Agreement, Distributor hereby disclaims all representations and warranties, express or implied, made to Advisor or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(i)                                     Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC DISTRIBUTORS, INC.

By:	/s/ T. Deck

Title:	President

MOTLEY FOOL ASSET MANAGEMENT, LLC

By:	/s/ Peter E. Jacobstein

Title:	President